Exhibit 19.01

Subject: Coherent Corp. and its subsidiaries INSIDER TRADING AND TIPPING POLICY (this “Policy”) Effective Date: September 25, 2018	Policy No. LAW-005

1.0 PURPOSE
II-VI Incorporated (the “Company”) and its subsidiaries (together, “II-VI”) are committed to preventing insider trading and tipping. The Company believes that the adoption, implementation and enforcement of this Policy are reasonable steps to prevent insider trading and tipping by the Company’s insiders, and to help you and the Company avoid the consequences that can result from either activity.

2.0 SCOPE
Because the prevention of insider trading and tipping is a shared responsibility, this Policy applies to all II-VI employees, officers and directors (“you”). You are expected to be familiar with and strictly adhere to this Policy.

3.0 RESPONSIBILITY
The Chief Legal and Compliance Officer is responsible for this Policy.

4.0 KEY TERMS
4.1Who is an Insider?
You are an insider of the Company if you are a director or senior officer of the Company, or if you have access to material, nonpublic information about the Company. Investment advisers, lawyers, auditors, financial institutions, consultants, and significant shareholders may also be insiders.

4.2What is “Material” Information?
Information is material when there is a substantial likelihood that a reasonable investor would consider it important in making an investment decision. Below are some examples of information about the Company that likely would be deemed to be material:

•Significant changes in the Company’s prospects
•Significant changes in our results of operations
•Significant write-downs of assets
•The Company’s financial results for a completed fiscal period
•Developments in significant litigation or governmental investigations
•Changes in the Company’s liquidity position
•Impending insolvency of the Company
•Significant changes in earnings estimates
•Unusual or unexpected changes in major operations
•Major changes in accounting methods or policies
•Gain or loss of a significant contract or customer
•Cybersecurity risks and incidents, including vulnerabilities and breaches
•Proposals, plans or agreements, even if preliminary, involving significant mergers, acquisitions, divestitures, strategic alliances, or purchases or sales of assets
•Offerings of Company securities
•Changes in senior management
•Development of a significant new product or service
•Existence of an Event-Specific Blackout Period

4.3 What is “Nonpublic” Information
Information is nonpublic if it is not known by the general public. It may include information that is available to a select group of employees, analysts, brokers or institutional investors; undisclosed facts that are the subject of rumors, even if the rumors are widely circulated; and information that has been entrusted to the Company on a confidential basis. Information about a publicly traded security or company becomes “public” when it has been broadly announced in the marketplace and enough time has passed for the market to respond to the announcement. Here are some ways that information about the Company may become public:

Exhibit 19.01

Subject: Coherent Corp. and its subsidiaries INSIDER TRADING AND TIPPING POLICY (this “Policy”) Effective Date: September 25, 2018	Policy No. LAW-005

•The Company makes a public filing with the U.S. Securities and Exchange Commission (the Company’s primary corporate governance regulator)
•The Company publishes a press release
•A news publication of general circulation reports information about the Company

4.4. What is a Security?
Securities include common stock, preferred stock, warrants, options, debentures, bonds and convertible and non-convertible notes.

4.5 What is Trading?
Trading includes buying, selling or transferring a security, exercising options, and establishing, terminating or amending a 10b5-1 Plan, or reselling Company shares acquired through the Company’s Employee Share Purchase Plan. For purposes of this Policy, trading also includes gifting shares to others.

4.6 What is a 10b5-1 Plan?
A 10b5-1 Plan is a written plan that is designed in accordance with Rule 10b5-1 under the Securities Exchange Act of 1934 for the trading of securities on pre-established terms.

4.7 What is Tipping?
Tipping is passing along material, nonpublic information about the Company to someone outside the Company.

4.8 Who are Designated Persons?
Designated Persons are the Company’s directors, members of the Company’s Senior Leadership Team, and other individuals whom the Company considers from time to time to have regular access to sensitive information, which may include material, nonpublic information. The Company maintains a list of Designated Persons.

4.9 What are Regular Blackout Periods and Event-Specific Blackout Periods?
Regular Blackout Periods occur regularly, beginning when the Open Trading Window closes (see 4.10), and ending on the second business day after the Company issues its earnings release for that reporting period. An Event-Specific Blackout Period is when an event occurs that is material to the Company and is known by only certain directors, executives, or other employees.

4.10 What is an Open Trading Window?
An Open Trading Window generally begins on the second business day after the Company publicly issues its earnings release and ends on the last trading day prior to the final two calendar weeks of a financial reporting period. The Company maintains a calendar of Open Trading Windows that can be found on the Company Intranet. If there is an Event-Specific Blackout Period that applies to you, it continues in effect until the Company notifies you otherwise.

5.0 WHAT IS PROHIBITED?
5.1General Prohibition against insider trading and tipping
You are prohibited from:
•Buying, selling or otherwise trading in Company securities on the basis of material, nonpublic information
•Buying, selling, gifting, or otherwise trading in Company securities during a Regular Blackout Period or an Event Specific Blackout Period that applies to you, regardless of whether you possess material, nonpublic information at the time
•Tipping material, nonpublic information to others, including a spouse, a child, anyone else living your house, a parent, or a sibling
•Recommending the purchase or sale of securities on the basis of material, nonpublic information
•Assisting someone who is engaged in any of the above activities

Exhibit 19.01

Subject: Coherent Corp. and its subsidiaries INSIDER TRADING AND TIPPING POLICY (this “Policy”) Effective Date: September 25, 2018	Policy No. LAW-005

•Trading a security that is the subject of an actual or impending tender offer while you possess material, nonpublic information relating to the offer

In addition, if during the course of your employment with the Company, you learn of material, nonpublic information about another public company (for example, customers, suppliers, acquisition candidates), the same activities as those listed above are prohibited with respect to securities of that company.

Note: Trading in the Company’s securities is prohibited EVEN DURING AN OPEN TRADING WINDOW if you have material, nonpublic information.

5.2Additional Prohibited Transactions
Insiders may not:
•Sell Company securities of the same class for at least six months after a purchase, or purchase Company securities of the same class for at least six months after a sale, in either case whether or not the two transactions, taken together, result in a profit to you
•Sell Company securities short
•Buy or sell puts, calls, or other derivative securities, on the Company’s securities
•Pledge Company securities, or hold them in a margin account as collateral
•Hedge Company securities

5.3Rule 10b5-1 Plan Requirements
Rule 10b5-1 Plans must meet the following additional requirements:
•No activity can take place under the plan during the “Cooling Off Period”
•You can have only one plan in place at a time except under limited circumstances permitted by the rules
•You can have in place, over the course of a 12-month period, only one plan that can be fully implemented in a single trade
•You may not enter into, amend, or terminate a plan when you are aware of material, non-public information, and must represent that in the Rule 10b5-1 Plan
•You must enter into, amend, or terminate a plan in a manner, and on terms, that are in good faith, and not as part of a plan or scheme to evade the prohibitions of the rules, and must represent that in the Rule 10b5-1 Plan

The “Cooling Off Period” is the period from the date of adoption or modification of a Rule 10b5-1 Plan to the later of (i) 90 days or (ii) two days after the filing of the quarterly or annual report for the period in which such adoption or modification occurred, but in no event later than 120 days.

6.0 ARE THERE ANY TIMES WHEN I CAN TRADE IN THE COMPANY’S SECURITIES?
Generally, insiders are permitted to trade in Company securities during an open trading window, unless you have material, nonpublic information. The Company may close an open trading window at any time if an Event-Specific Blackout occurs.

7.0 ADDITIONAL REQUIREMENTS FOR DESIGNATED PERSONS
Designated Persons may not directly or indirectly trade in the Company’s securities, including the cashless exercise of stock options or putting in place a Rule 10b5-1 trading plan, without first having the trade pre- cleared in accordance with the Company’s pre-clearance procedures (the “Pre-Clearance Procedures”). Transactions under a Rule 10b5-1 plan generally do not require further pre-clearance.

The Pre-Clearance Procedures also apply to a Designated Person’s spouse, to others living in that person’s household, and to other transactions over which that person exercises control.

Pre-clearance is effective until the earliest of (i) the completion of the cleared transaction, (ii) the closure of the applicable open trading window, or (iii) your coming into possession of material nonpublic information that otherwise would prohibit you from undertaking any portion of the cleared transaction.

Exhibit 19.01

Subject: Coherent Corp. and its subsidiaries INSIDER TRADING AND TIPPING POLICY (this “Policy”) Effective Date: September 25, 2018	Policy No. LAW-005

8.0 HINDSIGHT
Any trading that is scrutinized will be analyzed after the fact, with the benefit of hindsight. An insider who would like to trade should first consider how authorities and others might view the transaction from that perspective. Even the appearance of an improper transaction must be avoided. IF THERE IS ANY DOUBT, PLEASE CONTACT THE II-VI LEGAL, INTELLECTUAL PROPERTY AND COMPLIANCE DEPARTMENT BEFORE TRADING.

9.0 WHAT ARE THE PENALTIES FOR INSIDER TRADING OR TIPPING?
Anyone who is found to have engaged in insider trading may face severe penalties, including jail terms, criminal fines, and civil penalties. A person who tips may also be liable for transactions by the person to whom the material, nonpublic information was disclosed, and be subject to the same penalties as that person.

The Company, as well as its management and supervisory personnel, can be held liable for significant fines and penalties.

Any employee who violates this Policy may be subject to disciplinary action including termination.

10.0 QUESTIONS AND REPORTS
Any questions about this Policy should be addressed to the II-VI Legal, Intellectual Property and Compliance Department. Anyone who believes this Policy has been violated should contact the II-VI Legal, Intellectual Property and Compliance Department, or submit a report to the Compliance Hotline.

11.0    COMMUNICATION
This Policy and any future changes will be communicated by the II-VI Legal, Intellectual Property and Compliance Department. The Company reserves the right to modify this Policy to reflect changes in applicable laws or otherwise.